Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

Change in Control Agreement (the “Agreement”) made and entered into as of this 14th day of June 2009, by and between CAVALIER HOMES, INC., a Delaware corporation (the “Employer”), and Michael R. Murphy (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by Employer and desires to remain in the employ of the Employer and continue providing services for, the Employer and any present or future parent, subsidiary or affiliate of the Employer, and its successors and assigns, including any entity succeeding to substantially all the assets of the Employer in such capacity;

WHEREAS, it is anticipated that the Employer will enter into a transaction resulting in a Change in Control (as defined below) of the Employer.

WHEREAS, the Executive desires certain assurances with respect to any Change in Control of the Employer; and

WHEREAS, the Parent and the Employer desire to induce the Executive to remain in such employ;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Term.  The term of this Agreement (the “Term”) shall continue until the earlier of (i) the expiration of the first anniversary of this Agreement, (ii) the Executive’s death or Disability, or (iii) the Executive’s earlier voluntary termination (except for a termination for Good Reason).

Notwithstanding the foregoing, in the event a Change in Control occurs during the original or any extended Term of this Agreement, this Agreement will remain in effect for the longer of: (i) twelve (12) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Employer hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

2.           Definitions.  Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as in effect on the date of this Agreement.

(b)	“Agreement” means this Change in Control Agreement.

(c)           “Base Salary” means, (i) in the event of a Qualifying Termination, the salary paid to the Executive by the Employer as annual salary (whether or not deferred) in effect immediately prior to the Qualifying Termination, or (ii) in the event of a Qualifying Reduction, the salary paid to the Executive by the Employer as annual salary (whether or not deferred) in effect immediately prior to the beginning of the Protection Period, in each case exclusive of amounts received under incentive or other bonus plans, reimbursements (including, without limitation, moving, relocation and other expense reimbursements), and all other types of compensation; provided, however, that in no event shall “Base Salary” mean an amount less than $210,000 per year.

(d)           “Board” means the Board of Directors of the Employer.

(e)           “Cause” means, as determined by the Board, acting in good faith and based on information then known to it, the Executive’s:

(i)	material breach of any agreement with the Employer, which the Executive has not cured within thirty (30) days written notice thereof;

(ii)	conviction of, or plea of guilty or nolo contendere to, a felony under the laws of the United States or any State thereof; or

(iii)	gross negligence or willful misconduct in the scope of the Executive’s service to the Employer, which the Executive has not cured within thirty (30) days of written notice thereof.

(f)	“Change in Control” means any of the following:

(i)
The consummation of a merger or consolidation of the Employer with or into another entity or any other corporate reorganization, if persons who were not stockholders of Employer immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii)	The sale, lease, exchange, transfer or other disposition (in one transaction or in a series of related transactions) of all or substantially all of the Employer’s assets;

(iii)
A change in the composition of the Board of Directors of the Employer, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (A) had been directors of the Employer on the date 24 months prior to the date of such change in the composition of the Board of Directors of the Employer (the “Original Directors”), or (B) were appointed by the Board of Directors of the Employer, or nominated for election to the Board of the Directors of the Employer, with the affirmative votes of at least a majority of (1) the Original Directors who were in office at the time of their appointment or nomination and (2) the directors whose appointment or nomination was previously approved in a manner consistent with this paragraph (B);

(iv)
Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing at least fifty percent (50%) of the total voting power represented by the Employer’s then-outstanding voting securities; or

(v)	Employer’s stockholders approve a liquidation or dissolution of Employer.

(g)           “Change in Control Payment” has the meaning given to such term in Section 3(b).

(h)           “Code” means the Internal Revenue Code of 1986, as the same may be from time to time amended.

(i)           “Disability” means the Executive has become permanently disabled and is unable to work for a period of 180 consecutive days.

(j)           “Employer” means Cavalier Homes, Inc., a Delaware corporation, and its successors and assigns, including any entity succeeding to substantially all the assets of the Employer.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)           “Executive” means the executive officer of the Employer identified in the initial paragraph of this Agreement.

(m)           “Good Reason” means the occurrence during the Protection Period of any of the following events without Executive’s prior written consent:

(i)
the assignment to Executive by Employer of duties inconsistent with Executive’s employment as a member of Employer’s senior management with responsibility for accounting and financial matters, including a significant reduction in authority, responsibilities and status, if such assignment or change results in a substantial diminution of Executive’s position, authority, duties, responsibilities or status;

(ii)
Executive’s relocation by Employer to any place more than 25 miles from the location at which the Executive performed the substantial portion of Executive’s duties prior to the Change in Control, except for required travel by Executive on Employer’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to such Change in Control;

(iii)
any material breach by Employer of any provision of this Agreement or any other Agreement between Employer and Executive which breach continues for a period of thirty (30) days following delivery by Executive to Employer of written notice of such breach; or

(iv)	The failure of any successor of the Employer to assume in a writing delivered to the Executive and reasonably satisfactory to the Executive the obligations of Employer hereunder.

(n)	“Notice of Termination” has the meaning given to such term in Section 5.

(o)           “Protection Period” means the period commencing with the first to occur of (i) the earliest date that a Change in Control occurs or (ii) Employer shareholder approval of a transaction which upon consummation will constitute a Change in Control, and ending on the first to occur of (iii) the last day of the twelfth (12th) calendar month following the calendar month during which such Change in Control occurred or (iv) a determination by the Board that such Change in Control will not be consummated.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Termination Date with respect to Executive’s employment by Employer or the Reduction Date with respect to Executive’s Base Salary occurs prior to the date on which the Change in Control occurs, unless it is reasonably demonstrated by Employer that such termination of employment or reduction in salary (i) was not at the request of a third party who has taken steps reasonably calculated to effect the Change in Control and (ii) did not otherwise arise in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the “Protection Period” shall be deemed to have commenced on the date immediately preceding the Termination Date or the Reduction Date, respectively

(p)           “Qualifying Reduction” means a reduction in Executive’s Base Salary.

(q)	“Qualifying Termination” means:

(i)	An involuntary termination of the Executive’s employment by the Employer (or any successor to the Parent or the Employer after the

Change in Control) for reasons other than Cause (and other than on account of the Executive’s death or Disability);

(ii)	A voluntary termination of employment by the Executive for Good Reason; or

(iii)
A repudiation or breach by the Employer of any of the provisions of this Agreement, or the failure of any successor of the Employer to assume in a writing delivered to the Executive and reasonably satisfactory to the Executive the obligations of Employer hereunder.

(r)	“Reduction Date” means the date that a reduction in the Executive’s Base Salary is effective.

(s)	“Salary Reduction Payments” has the meaning given to such term in Section 3(c).

(t)	“Term” has the meaning given to such term in Section 1.

(u)	“Termination Date” means the date that a termination of Executive’s employment with Employer is first effective.

3.           Change in Control/Severance Payment/Salary Reduction Payments.

(a)           Entitlement to Benefits upon Termination.  If a Qualifying Termination of Executive’s employment occurs during the Protection Period, the Employer shall pay to the Executive the Change in Control benefits described in this Section 3.  Change in Control benefits will not be payable if Executive’s employment is terminated for Cause, if Executive’s employment is terminated by Executive voluntarily without Good Reason, or if Executive’s employment is terminated by reason of Disability or death.  In addition, the Change in Control benefits will not be payable if Executive’s employment is terminated for any or no reason prior to or following the Protection Period.

(b)           Change in Control Payment and Benefits.  Executive shall be entitled to receive a lump sum cash payment equal to 100% of the Executive’s Base Salary in effect immediately prior to the Termination Date (the “Change in Control Payment”).  Except as otherwise provided in Section 4, the Change in Control Payment will be paid in one lump sum on the fifth (5th) business day following the Termination Date.  Employer shall maintain for the remaining duration of the Protection Period Executive’s health insurance coverage (including dental coverage and other insurance coverage and benefits generally available to employees of the Employer as of the Termination Date) under the Employer’s insurance policy and pay the Employer’s portion of such coverage, with the intent of the parties being that Executive shall continue to receive such health insurance coverage for a period of twelve (12) months following a Change in Control.  Executive shall have the right to elect COBRA health insurance coverage at the end of the

Protection Period.  The Executive’s Change in Control Payment shall be reduced by the aggregate amount of the Executive’s Base Salary paid to the Executive during the Protection Period.

(c)           Salary Reduction Payments.  If a Qualifying Reduction of Executive’s Base Salary occurs during the Protection Period, the Employer shall pay to the Executive on a monthly basis for each month, beginning on the Reduction Date and continuing through the Protection Period, an amount equal to the difference between the Executive’s reduced salary and the Executive’s Base Salary (the “Salary Reduction Payments”).  The Salary Reduction Payments shall increase if, during the remaining months in the Protection Period (following a Reduction Date), Executive’s Base Salary is further reduced, with the intent of the parties being that Executive shall continue to receive his original Base Salary for a period of twelve (12) months following a Change in Control.

4.           Compliance with Section 409A.

(a)           The Executive shall not have any right to make any election regarding the time or form of any payment due under this Agreement.

(b)           Payments and benefits under this Agreement are intended to comply with Section 409A of the Code and all provisions of this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event Board determines that any payments or benefits may or do not comply with Section 409A of the Code, the Board may, with the consent of Executive which shall not be unreasonably withheld, take any actions that the Board determines are necessary or appropriate to (i) exempt this Agreement and payments and benefits thereunder from the application of Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided under the Agreement, or (ii) comply with the requirements of Section 409A of the Code.  Without limiting the generality of the foregoing, in the event that Employer determines that a severance payment pursuant to Section 3 hereof would cause the imposition of an excise tax on the Executive pursuant to Code Section 409A(a)(1)(B) if made at the time set forth in Section 3, payment shall be made at the earliest date that payment can be made without the imposition of such excise tax.

5.           Notice of Termination.  Any termination of the Executive’s employment by the Employer for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

6.           At Will Employment.  Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Employer, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Employer at such compensation as the Employer shall determine from time to time, subject to Section 3 herein, and (b) the Employer shall have the right to terminate the Executive’s employment at any time, with or without Cause subject to Section 3 herein.

7.           Costs of Enforcement.  In the event that Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of his rights under this Agreement then, unless the Employer is wholly successful in defending against the enforcement of such rights, the Employer shall promptly pay to the Executive all such costs and expenses. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Executive’s enforcement claims, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.

8.           Notices.  All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for the Employer shall be addressed to it, attention of Employer’s Chief Executive Officer, 32 Wilson Boulevard 100, Addison, AL 35540, or at such other address of which the Employer shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to him at the address of the Executive set forth in the payroll records of the Employer or at such other address of which the Executive shall have given notice to the Employer in the manner herein provided.

9.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement.

10.           No Mitigation or Offset.  Except as otherwise provided herein, in the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employer pursuant to this Agreement.  Further, the amount of any payment under this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise.  The amounts payable hereunder shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Employer may have against the Executive.

11.           Withholding.  The Employer shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.

12.           Assumption.  Upon sale of all or substantially all of the business and/or assets of Employer, successor to Employer (whether direct or indirect, by purchase, merger,

consolidation or otherwise) shall assume in a writing reasonably acceptable to Executive the obligations of Employer under this Agreement.

13.           Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executives, personal representatives, successors and assigns.

14.           Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama without giving effect to conflicts of laws.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Employer: CAVALIER HOMES, INC.
By:	/s/ Bobby Tesney
Name:	Bobby Tesney
Title	President and Chief Executive Officer

Executive: /s/ Michael R. Murphy
Michael R. Murphy